Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-74217 of Community Trust Bancorp, Inc. on Form S-8 of our report dated June 26, 2006, appearing in this Annual Report on Form 11-K of the Community Trust Bancorp, Inc. Savings and Employee Stock Ownership Plan for the year ended December 31, 2005.

/s/Deloitte & Touche LLP
Louisville, Kentucky
June 26, 2006